Exhibit 12
                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                  Year ended December 31,
                                            ------------------------------------
                                                   2004        2003        2002
                                            ------------------------------------

Earnings before income taxes, equity in
 earnings of associated companies,
 cumulative effect of accounting change and
 extraordinary item                             $ 159.1     $ 119.2     $ 104.1
Add:
   Distributed income of associated
    companies                                       2.6         5.4         0.6
   Amortization of capitalized interest             0.5         0.4         0.3
   Fixed charges                                   28.1        24.4        26.5
Less:
   Capitalized interest                            (1.5)       (1.3)       (1.0)
                                            ------------------------------------

Earnings as adjusted                            $ 188.8     $ 148.1     $ 130.5
                                            ------------------------------------

Fixed charges:
   Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                    $  24.3     $  21.3     $  22.9
   Portion of rents representative of the
    interest factor                                 3.8         3.1         3.6
                                            ------------------------------------

Fixed charges                                   $  28.1     $  24.4     $  26.5
                                            ------------------------------------

Ratio of earnings to fixed charges                  6.7         6.1         4.9
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